UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2015

Famous Dave’s of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12701 Whitewater Drive, Suite 200, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairment

The disclosures under Item 8.01 (Other Events) are incorporated by reference in this Item 2.06. As a result of entering into the Purchase Agreements (as defined below), Famous Dave’s of America, Inc. will recognize expenses of approximately $8.5 to $8.8 million resulting from the impairment of assets comprising the Purchased Restaurants (as defined below).

Upon the closing of the transactions contemplated by the Purchase Agreements, and contingent upon the occurrence thereof, the Company anticipates the recapture of approximately $1.1 to $1.3 million of deferred rent credits, which would partially offset the above referenced impairment charge. Such closing is expected to occur in fiscal 2016, but is contingent upon the satisfaction of closing conditions specified in the Purchase Agreements.

Item 8.01 Other Events.

On December 14, 2015, Famous Dave’s of America, Inc. and certain of its subsidiaries (collectively, the “Company”) entered into an Asset Purchase Agreement and related Real Estate Purchase Agreement (the “Purchase Agreements”) with Windy City Restaurant Holdings LLC and its affiliate (together, the “Purchaser”) pursuant to which the Company has agreed to sell the assets comprising its seven Chicago, Illinois area Company-owned restaurants located in Addison, Algonquin, Bolingbrook, Evergreen Park, North Riverside, Orland Park and Oswego (collectively, “Purchased Restaurants”) to the Purchaser. As consideration for the purchased assets, which includes the real property on which the Company operates the Purchased Restaurant located in Addison, Illinois, the Purchaser will pay the Company $1,150,000, plus the book value of purchased inventory on the closing date, and will assume specified liabilities of the Company. Included among the assumed liabilities are the Company’s existing leases for the Purchased Restaurants located in Bolingbrook, North Riverside and Orland Park, Illinois.

Under the Purchase Agreements, the Purchaser has also agreed to enter into (i) sublease agreements for the real property on which Purchased Restaurants are located in Algonquin, Evergreen Park and Oswego, Illinois, (ii) franchise agreements for each Purchased Restaurant, and (iii) an Area Development Agreement pursuant to which the Purchaser will agree to use commercially reasonable efforts to develop ten additional Famous Dave’s restaurants in the Chicago metropolitan area market. The Company has agreed to waive its standard initial franchise fee for the Purchased Restaurants and the Company’s standard franchise royalty rates have been reduced as they relate to certain of the Purchased Restaurants for a limited period of time. The Purchaser has further agreed to invest no less than $500,000 in refreshing and improving the Purchased Restaurants pursuant to an agreed upon work schedule no later than one year following the closing. To the extent Purchaser fails to invest such amount within the prescribed timeframe, it will remit the difference to the Company.

In accordance with the Purchase Agreements, the Purchaser has deposited earnest money in the amount of $140,000 with a third party title company. The earnest money will be delivered to the Company, and applied against the purchase price at closing, but is otherwise non-refundable unless the transactions fail to close under certain circumstances set forth in the Purchase Agreements, in which case it may be refunded in whole or in part.

The Purchase Agreements contain representations, warranties, covenants and agreements as are customary for a transaction of this size and nature, and closing of the contemplated transactions will be contingent upon, among other things, the accuracy of representations and warranties and the satisfaction of other customary and specified closing conditions. The Purchase Agreements may be terminated prior to closing by mutual consent of the parties, or by either party if applicable conditions to closing are not satisfied. Subject to the satisfaction of such conditions, the closing of the transactions is scheduled to occur on February 1, 2016 (or such other date as the parties may mutually agree), however the Purchaser may extend the closing date to a date not later than February 29, 2016.

The foregoing description of the Purchase Agreements is summary in nature and does not purport to be complete.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Famous Dave’s of America, Inc. Press Release dated December 18, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS DAVE’S OF AMERICA, INC.

Date: December 18, 2015	By:	/s/ Richard A. Pawlowski
		Name:	Richard A. Pawlowski
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Famous Dave’s of America, Inc. Press Release dated December 18, 2015

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